UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 10, 2009

Global Crossing Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda	HM12
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 296-8600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 10, 2009, GC Impsat Holdings I Plc (“GC Impsat”), a wholly owned subsidiary of Global Crossing Limited (the “Company”) executed and delivered the Supplemental Indenture (the “Supplemental Indenture”) among GC Impsat, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (“Trustee”), amending the terms of the Indenture, dated as of February 14, 2007 (as amended to date, the “Indenture”), among GC Impsat, the guarantors party thereto from time to time and the Trustee, governing GC Impsat’s 9.875% Senior Notes due 2017 (the “Impsat Notes”).

The Supplemental Indenture was entered into following GC Impsat’s receipt on September 10, 2009 of consents to certain proposed amendments to the Indenture from holders of more than a majority in aggregate principal amount of the outstanding Impsat Notes. As executed, the Supplemental Indenture eliminates most of the restrictive covenants, certain events of default and certain other provisions contained in the Indenture. The amendments being effected by the Supplemental Indenture will only become operative, however, on the date that the Impsat Notes validly tendered and not withdrawn in connection with the consents are purchased by GC Impsat pursuant to GC Impsat’s tender offer for the Impsat Notes which commenced on August 24, 2009 (the “Tender Offer”).

The foregoing summary of the material terms of the Supplemental Indenture is qualified in its entirety by reference to the full text of the Supplemental Indenture, a copy of which is attached to this report as Exhibit 4.1 and is incorporated herein by reference.

A copy of the press release announcing the receipt of the requisite consents to the proposed amendments to the Indenture is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Upon becoming operative, the Supplemental Indenture will materially modify the rights of the holders of the Impsat Notes. However, the Impsat Notes are not registered securities and therefore no Item 3.03 disclosure is required.

Item 8.01.	Other Events

On September 11, 2009, the Company issued a press release announcing the pricing of a private placement of $750 million in aggregate principal amount of its 12% senior secured notes due 2015 (the “GCL Notes”) in its previously-announced offering to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The transaction was increased by $100 million above the amount previously announced. The issue price is 97.944% of the principal amount of the GCL Notes. The closing of the sale of the GCL Notes is expected to occur on or about September 22, 2009, subject to customary closing conditions. The GCL Notes will be guaranteed by certain of the Company’s direct and indirect subsidiaries on a senior secured basis.

The proceeds from the offering of the GCL Notes will be used to refinance the Company’s existing term loan facility, to fund the purchase of the Impsat Notes pursuant to the Tender Offer and payment for related consents, to pay related fees and expenses and to provide capital for general corporate purposes.

The GCL Notes and the related guarantees have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements. This report shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, the GCL Notes or the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of the press release announcing the pricing of the GCL Notes is attached to this report as Exhibit 99.2 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd.

September 11, 2009	By:	Mitchell C. Sussis

/s/ MITCHELL C. SUSSIS
	Name:	Mitchell C. Sussis
	Title:	Senior Vice President, Secretary and Deputy General Counsel

Exhibit Index

Exhibit No.	Description of Exhibit
4.1	Supplemental Indenture, dated as of September 10, 2009, among GC Impsat Holdings I Plc. the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

99.1	Press Release, dated September 10, 2009, of GC Impsat Holdings I Plc.

99.2	Press Release, dated September 11, 2009, of Global Crossing Limited.